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Hess Corporation
(Name of Registrant as Specified In Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

RODNEY F. CHASE

HARVEY GOLUB

KARL F. KURZ

DAVID McMANUS

MARSHALL D. SMITH

WILLIAM B. BERRY

JONATHAN R. MACEY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 7, 2013, Elliott Associates, L.P. and Elliott International, L.P. issued the following press release:

ISS AND GLASS LEWIS SUPPORT FULL SLATE OF INDEPENDENT NOMINEES FOR HESS BOARD PUT FORTH BY ELLIOTT

For Only the 2nd Time in the Past 5 Years, Both Proxy Advisory Firms Fully Endorse a Multi-person Shareholder Nominee Slate

The Market Has Been Writing about Problems at Hess Since 1997 – Why Should Shareholders Believe This Time Will be Different?

New York (May 7, 2013) – Elliott Management Corporation (“Elliott”), one of the largest shareholders of Hess Corporation (NYSE: HES), today issued the following statement to shareholders:

We are very pleased by the resounding support we’ve seen over the past few days for the group of highly-qualified independent shareholder nominees submitted by Elliott Management.

It is extremely rare for both ISS and Glass Lewis to endorse an entire dissident slate.  In fact, these independent proxy advisory firms have fully supported a multi-person shareholder nominee slate only one other time in the past five years.

Taken together, Hess’s recent actions and statements have been deeply disappointing for shareholders.  Its intolerance of ideas different from its own is a major cause of the Company’s underperformance.  Its complete denial of reality and increasingly desperate “bunker mentality” does nothing to serve the interests of shareholders.

Since ISS and Glass Lewis announced their recommendations, John Hess has launched a number of attacks – against Elliott, against the independent Shareholder nominees, against ISS and Glass Lewis, and even against proxy voting advisory firms in general. But one thing he has not done is answer the question: Why should Shareholders believe this time will be different?

The Market Has Been Writing About Fundamental Problems at Hess Since 1997

Unless Shareholders vote the GREEN proxy card to bring accountability to Hess, we have no reason to believe that performance will improve.

But don’t take Elliott’s word for it. While Hess may deny and lash out, everyone knows real problems exist at the Company:

“HES has been what we call a ‘value trap’ for some time.”

– Societe Generale (January 30, 2013)

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“In multiple client conversations throughout the day we found literally no one that defended the shape, nor global strategy of Hess.”

– Deutsche Bank (January 30, 2013)

“The simple fact is the market doesn’t trust Hess to run its business well, and thus places a discount on everything the company controls.”

– Morningstar (January 29, 2013)

“This is the most undermanaged major oil company in the world.”
– Jim Cramer, CNBC Faber Report (January 29, 2013)

“And so, one of the problems is the board is stuffed with incredibly long-serving members, none of whom seem to have any experience outside the company running an oil company, so there’s a real lack of oil industry depth here. And coincidentally, they also happen to have very strong financial connections with the Hess family, helping to run the charitable board, helping to run the estate of the founders.”

– Reuters Breakingviews (January 29, 2013)

“…Hess’ board has consistently failed its shareholders and has never brought management to task, ever…. In light of the company’s poor performance the last decade, this is clearly a board that gives John Hess what he wants, rather than doing what is good for shareholders.”

– Morningstar (January 29, 2013)

“The stock price reflects concern about ballooning capital costs, chronic lack of free cash flow, a high oil price breakeven, and recent difficulty executing against guidance and expectations.”

– Deutsche Bank (October 17, 2012)

“We think the market will largely adopt a wait and see approach and not give any free passes to management until clear path towards their cash flow targets and execution capability is evidenced…From a valuation perspective, we think the stock is relatively cheap as a result of the company’s less-than-stellar historical performance record and perceived execution risk.”

– Barclays (July 26, 2012)

“The large variability in capex versus original guidance (just set six months ago) demonstrates some lack of capital discipline within the company.”

– Citigroup (July 25, 2012)

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“On the upstream side, we question whether the company has the bandwidth to operate in over 20 countries… We do not believe a company of Hess’s size will get credit in the market for a shotgun approach to investing across the world. “

– Citigroup (July 20, 2012)

“The key issue for HES in our mind is capital intensity and the inability of management in recent years to live within the limits of its cash flows. Furthermore, given the lack of growth in oil and gas production over the last 5 years, there is a case to be made that the company should return more cash back to shareholders instead of attempting to grow at all.”

–  Citigroup (July 20, 2012)

“We are skeptical that Hess’s current global growth strategy will yield superior returns or growth, as its organization appears to be spread thin and we think it is unlikely that Hess can have a competitive advantage in all the areas it is pursuing.”

– Goldman Sachs (June 11, 2012)

“We believe Hess should consider further reducing its exploration program beyond what has already been announced. It is not clear to us given the levels of exploration spending versus cash flows that a mid-sized oil company can successfully pursue a global exploration strategy as Hess has attempted….The company’s high-risk/high-potential exploration and acreage strategy since 2009 is thus far not yielding favorable results.”

– Goldman Sachs (June 11, 2012)

“The 7% pullback in the stock was severe, and in our view, is indicative of a loss of investor confidence in HES’s execution capabilities, following a string of production misses and a lack of notable exploration success, in addition to a growing deficit between capex and cash flow. Entering 1Q’12, HES had missed its production guidance for four of the preceding 5 quarters, meaning execution was at a premium.”

– Simmons (April 26, 2012)

“Although we think the company’s underlying asset value is worth significantly higher than our near-term price target, we now believe the shares will likely continue to struggle throughout this year and will trade substantially below our estimate of its fair asset value due to the lack of visible catalysts as well increased investor skepticism over management’s execution record…”

– Barclays (April 26, 2012)

“To summarize, the key growth assets underperform, expectations are lowered, and a key investor fear – Hess’s propensity to outspend cash flow – is stoked by an early upward revision to the 2012 budget.”

– Deutsche Bank (April 25, 2012)

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“Flowing through from the high capex and low growth, the company has the lowest yield and lowest dividend growth combination amongst major oils.”

– Deutsche Bank (July 27, 2011)

Dating Back To the Last Decade…

“The company has continued to be a net issuer of equity…at a time when most of the other majors have been buying stock back… and has produced low return on capital employed for most of the present decade.”

– Bernstein (October 22, 2009)

“The company’s refining and marketing assets remain emphatically not for sale, despite the fact that redeploying downstream invested capital…to the much higher returning upstream would make solid business sense.”

– JP Morgan (September 17, 2009)

“Hindsight: We can’t believe you’re back to more hedging.”

– Deutsche Bank (September 29, 2008)

“Notwithstanding the romance of Leon Hess’s development of the company from one oil delivery truck into a multi-billion dollar enterprise, by the early 2000’s the company’s reputation with investors was one of a struggling oil essentially run as if it were private.”

– Deutsche Bank (August 7, 2007)

“Historic mistrust, with certain major potential shareholders reluctant to invest based on the issues the company faced in the past with a distinctly mixed record of shareholder value creation to say the least. Ultimately, John Hess is still in charge, and that provides a major link to the past. Hess has historically shown poor performance on operational metrics…”

– Deutsche Bank (August 6, 2007)

“The change in 2008 estimated EPS is due to our belief in the industry-wide cost pressures being sustained into next year and the company’s inability to manage them quite as successfully as do the Majors.”

– Bank of America (April 26, 2007)

“Continued exploration losses are value destructive.”

– Deutsche Bank (October 25, 2006)

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“It is important to highlight that the highest paid companies are also the best performers, with the arguable exception of Hess. He is a dynastic executive left in a business that resonates with family fortunes…”

– Deutsche Bank (August 24, 2006)

“We think the frequency of HES’s analyst meetings could be increased. How about biannual?”

                                                                                                      – Merrill Lynch (May 22, 2006)

“The key question, in our view, going forward is whether Hess is starting to spread itself too thin via a growing project portfolio list.”

– Goldman Sachs (April 26, 2006)

“The aggressive upstream exploration story driven by John O’Connor is under pressure, as a run of dry holes is looming larger. With no completion target, the story has an uncertain future, costs are rising and prospects are pushed from this year to next.”

– Deutsche Bank (April 26, 2006)

“This company has not historically shown good capital discipline, delivering one of the highest F&D costs in the sector and one of the lower returns on capital.” – Bank of America (January 27, 2005)

“Despite a new record quarterly oil price environment and sequentially much higher production levels, worldwide unit profitability rose only marginally … because of continued heavy hedging loss (no surprise here) and a sharp increase of costs.”

– Lehman Brothers (January 27, 2005)

“Hess’s long-term share performance has been hampered by an inability to show sustainable volume growth and value creation in the upstream…As a result, Hess’s 10-year share price performance has been the weakest among the integrated oils.”

–  Merrill Lynch (October 21 2004)

“Following several years of missed targets, Hess has refrained from offering production guidance much beyond the current year. Whilst this plays to its benefit by avoiding the risk of over promising / under delivery, it also clouds the outlook over the coming years. AHC’s reluctance to commit to any long-term production objectives is understandable in the context of a poor track record where a succession of aggressive growth targets has been missed.”

– Citigroup Smith Barney (October 11, 2004)

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“…Hess needs to spend aggressively to arrest its imploding production profile. The risk is whether these capital investments will generate competitive returns, a concern to investors given the recent history of production and reserve disappointments…”

– Merrill Lynch (April 29, 2004)

“The question, in our view, is whether Hess is truly creating a culture that is focused on profitability first.” – Goldman Sachs (February 6, 2004)

“Hess’s near-term strategic outlook is fairly clear-cut: the company must improve. [Hess] will need to regain project management credibility after disappointing results…”

– Bank of America (January 6, 2004)

… Including the Early Part of the Last Decade

“Having lagged the recent rebound in the sector – adding to what has been long-term secular underperformance…”

– Goldman Sachs (December 9, 2003)

“We believe Hess had four issues it needed to overcome: Top management was not as strong as at its competitors; E&P asset base was very mature and short-lived; Balance sheet was weak; Capital discipline was expressed in words, but not practiced in actions.”

– Goldman Sachs (December 9, 2003)

“Will perpetual restructuring mode ever end?” – Goldman Sachs (October 14, 2003)

“Hess released another quarter of disappointing earnings…While offshore development delays are not uncommon for large oil and gas projects, Hess has consistently disappointed the market with operational performance over the past several quarters.”

– Bank of America Credit Research (July 29, 2003)

“… [Hess] a company that we consider the most fundamentally flawed E&P or integrated in our investment grade universe… Unfortunately, these days a lack of astoundingly bad news is cause for celebration!”

– Morgan Stanley Credit Research (May 1, 2003)

May 7, 2013	ReassessHess.com	6

“With below cost of capital ROACE, high upstream costs, and strategic impediments due to recurring high debt levels, we believe the Hess shares should continue to trade at a material discount vs. the integrated peer group. Moreover… we remain unconvinced that the company’s planned upstream growth will lead to improved profitability and returns.”

– UBS Warburg (April 30, 2003)

“The burden of high debt levels and low returns, with abandoned targets and a weak near-term production profile, leaves the management in need of reestablishing credibility and share price performance.”

– Deutsche Bank (April 8, 2003)

“The material erosion of shareholder equity so soon after the completion of these two acquisitions is a clear disappointment... [It] also must raise questions as to the acquisition due diligence process within Hess…We believe investors’ confidence in the company has been materially undermined…”

– UBS Warburg (February 3, 2003)

“The continued string of negative news has left management with some work to do to rebuild investor confidence.”

– Bank of America Credit Research (January 31, 2003)

“We believe Hess should trade at a 5%-10% discount to the Domestic Oils based on…[and] 3) Damaged management credibility.”

– JP Morgan (January 30, 2003)

“Credibility matters, and Hess has little of it left.” – Credit Suisse (January 30, 2003)

“REITERATE UNDERPERFORM; E&P DETERIORATION A SERIOUS ISSUE. There is no change to our Underperform rating for Hess despite the continued slide in its shares. We believe large write downs at its LLOG and Triton acquisitions coupled with continued erosion in its base E&P properties point to serious problems with the company’s exploration and production business.”

– Goldman Sachs (January 30, 2003)

“…While investors remain worried over the management’s seemingly sloppy attitude to shareholders’ equity…We are increasingly concerned over Hess’s continuing ability to generate these ‘non-recurring’ charges …Carelessness with shareholders equity is a worrying trait in any corporation.”

– Credit Suisse (January 30, 2003)

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“…We believe even if the disposal program is completed the portfolio improvement is unlikely to be sufficient to result in returns in excess of Hess’s cost of capital.”

– UBS Warburg (November 5, 2002)

“…Production forecasts were revised lower supporting concerns that we have had regarding economic value creation…”

– Morgan Stanley (October 25, 2002)

“Hess’s stock fell 12% today on the back of a downgrade to 2003 and 2004 production expectations and a further write-down of the LLOG properties. While neither of these things is devastating to the company’s value, we believe that management credibility at Hess has been stretched very thin…This charge will be seen by investors as a continuation of a disturbing pattern of special charges at Hess…again calling into question the company’s judgment…”

– Credit Suisse (October 24, 2002)

“In 2003, Hess’s ROACE of 7.6% is the lowest in its peer group and is well below Hess’s cost of capital of 10%-12%.”

– UBS Warburg (September 22, 2000)

“Hess’s consistently poor returns…” – UBS Warburg (September 22, 2000)

And Even Back Into the Last Century!

“Hess announced a broad-based restructuring program involving reductions in overhead and capital expenditures…Regarding the stock, we maintain our longstanding Neutral rating. Investor interest is not expected to become material in this company until returns resemble the cost of capital on a sustainable basis.”

– Morgan Stanley (December 14, 1998)

“Exploration expense is significantly above average…Hess, with a market capitalization of $4.5 billion, had 1997 exploration expense of $373 million; in comparison, Exxon, with a market capitalization of $175 billion, had exploration expense of $753 million. (In other words, Exxon’s exploration expense is only twice as high as Hess’s, while its market capitalization is almost 40 times as high).”

– Goldman Sachs (September 4, 1998)

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“While Hess has not been an earnings story for many years now, the absence of profits is getting stale.”

– UBS (January 23, 1998)

“Given the continued inconsistency in Hess results…we would not add to positions at these levels”

– Smith Barney (October 23,1997)

BOTTOM LINE – For 17 Years, the More Things “Change” at Hess…

“In recent discussions with shareholders, we have reiterated our belief that our strategy to transform Hess… is the right one.”

– John Hess (April 15, 2013)

… the More They Stay the Same

“Hess continues to be the perennial turnaround story.”

– Paine Webber (May 7, 1997)

Cast Your Vote for Highly-Qualified Independent Shareholder Nominees

By voting the GREEN proxy card, you can elect five new, outstanding directors who will evaluate all options for unlocking the substantial value that is trapped inside the company.

•                  Rodney Chase (Former Deputy Group CEO, BP): Managed every major business at BP.

•                  Harvey Golub (Former CEO, AmEx): Led turnaround resulting in 750% share appreciation.

•                  Karl Kurz (Former COO, Anadarko): Helped lead a successful transformation of Anadarko.

•                  David McManus (Former EVP, Pioneer): Executed “a text book repositioning of a portfolio.”

•                  Mark Smith (Senior VP/CFO, Ultra): Manages lowest-cost operator in resource play environment.

Please vote for these world-class directors by signing and returning the GREEN proxy card, voting by phone, or voting online today.

May 7, 2013	ReassessHess.com	9

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) on April 3, 2013.  Stockholders are advised to read the definitive proxy statement, and other materials filed with the SEC, because they contain important information concerning Elliott’s solicitation of proxies for the 2013 Hess Annual Meeting of Stockholders, including information concerning the participants in that solicitation.  These materials are available for no charge at the SEC’s website at www.sec.gov or by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Management:

Elliott’s two funds, Elliott Associates, L.P. and, Elliott International, L.P., together have more than $21 billion of assets under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

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May 7, 2013	ReassessHess.com	10

Media Contact:	Investor Contact:

Elliot Sloane	Bruce H. Goldfarb/ Pat McHugh/Geoff Sorbello
Sloane & Company	Okapi Partners LLC
(212) 446-1860	(212) 297-0720
(646) 623-4819 (cell)	info@okapipartners.com

John Hartz
Sloane & Company
(212) 446-1872
(718) 926-3503 (cell)

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